Exhibit 99.1

By Electronic Delivery to: TCoyne@ElectroEnergyInc.com

January 4, 2008

Mr. Timothy E. Coyne
Chief Financial Officer
Electro Energy, Inc.
30 Shelter Rock Road
Danbury, Connecticut 06810

Re:	Electro Energy Inc. (the “Company”) Nasdaq Symbol: EEEI

Dear Mr. Coyne:

In its Proxy Statement filed on November 23, 2007, (the “Proxy”), the Company disclosed that its Nominating Committee is currently comprised of Dr. Robert Hamlen, Chair, Martin Klein and Lawrence Schafran. Upon review of the Proxy staff determined that Mr. Klein is a non-independent director since he was employed as an executive officer of the Company within the past three years. Markeplace Rule 4350(c)(4) (the “Rule”) requires Director nominees to be selected, or recommended for the Board’s selection by a nominations committee comprised solely of independent directors. In a subsequent telephone conversation1, the Company informed Staff that the Nomination Committee in its current composition met on May 10, 2007, to, among other things, nominate a slate of directors for an upcoming annual meeting of the Company’s shareholders. Accordingly, the Company failed to comply with the Rule.

In a letter dated December 10, 2007, the Company informed Staff that Mr. Martin Klein resigned from the Nominating Committee and that following his resignation the Nominating Committee is comprised solely of independent directors. As such, the Company has regained compliance with the Rule.

Separately, on December 7, 2007, the Company issued $18 Million 10% Convertible Debenture and Warrants to purchase additional shares of the Company’s common stock (the “Transaction”). Upon review of Transaction, Staff determined that the Transaction did not comply with Nasdaq’s shareholder approval rules set forth in Marketplace Rule 4350(i)(1)(D) and IM 4350-2 (the “Shareholder Approval Rules”). On December 14, 2007, the Company provided an amended agreement whereby, the Company would not issue any shares of common stock until the shareholder’s approved the total potential issuance of common stock in the Transaction.

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Mr. Timothy Coyne
January 4, 2008

Accordingly, Staff has determined that the Company has regained compliance with both the Rule and the Shareholder Approval Rules and, subject to the disclosure requirements discussed below, both matters are now closed.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.2 The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination. 3 For your convenience, we have enclosed a list of news services.4

In the event the Company does not make the required public announcement, trading in your securities will be halted.

If you have any questions, please do not hesitate to contact Nikolai Utochkin, Listing Analyst at (301) 978-8029.

Sincerely,

/s/ Stanley Higgins
Stanley Higgins
Associate Director
Nasdaq Listing Qualifications

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